Exhibit 2.02

Execution Version

GUARANTY

GUARANTY  made as of February 10, 2006, by LBA Realty Fund II, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Bedford Property Investors, Inc., a Maryland corporation (the “Company”).

For value received, and to induce the Company to enter into the Agreement and Plan of Merger, dated as of the date hereof, together with any subsequent amendment or amendments thereto (the “Merger Agreement”), by and among the Company, LBA Realty Fund II – WBP LLC, a Delaware limited liability company (“Acquiror”), and LBA Realty Fund II – WBP I LLC, a Delaware limited liability company (“Merger Sub”), the Guarantor hereby unconditionally guarantees the prompt and complete payment when due of the payment obligations and the timely performance when required of all other obligations of Acquiror and Merger Sub (if any), or any of their respective successors or assigns, to the Company that arise under the Merger Agreement (collectively, the “Obligations”), in an amount, in the aggregate, not to exceed $200,000,000 (the “Maximum Amount”).

This Guaranty is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of the Obligations up to the Maximum Amount, and is in no way conditioned upon any requirement that the Company first attempt to collect the Obligations from Acquiror or Merger Sub or resort to any security or other means of collecting payment.  Should Acquiror or Merger Sub default in the payment or performance of the Obligations, the Guarantor’s obligations hereunder up to the Maximum Amount shall become immediately due and payable to the Company.  Claims hereunder may be made on one or more occasions.

The Guarantor hereby waives notice of acceptance of this Guaranty and notice of the Obligations, waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, notice of acceleration or intent to accelerate the Obligations, and any other notice of such Guarantor of Acquiror or Merger Sub, and waives suretyship defenses generally, and the Company is not obligated to file any suit or take any action, or provide any notice to, Acquiror, Merger Sub, the Guarantor, or others, except as expressly provided in the Merger Agreement or in this Guaranty.  Without limiting the generality of the foregoing, the Guarantor agrees that the obligation of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:  (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Acquiror or Merger Sub with respect to the Obligations, (ii) any extensions or renewals of the Obligations; (iii) any rescissions, waivers, amendments or modifications of the Merger Agreement; (iv) the adequacy of any means available to the Company to claim payment or performance of the Obligations; (v) except as otherwise provided herein, the addition or release of any person or entities primarily or secondarily liable for the Obligations or (vi) any other act or omission that might in any means or to any extent vary the risk of the Guarantor or otherwise operate as a release or exchange of the Guarantor, all of which may be done without notice to the Guarantor.   However, the Guarantor reserves the right to assert defenses that Acquiror or Merger Sub may have to payment or performance of the Obligations, other than defenses arising from the bankruptcy, insolvency or similar rights of Acquiror or Merger Sub, or defenses related to Acquiror’s or Merger Sub’s capacity to enter into the Merger Agreement.

If Acquiror or Merger Sub defaults in the payment or performance of the Obligations, the Guarantor shall (subject to the last sentence of the preceding paragraph), make such payment or performance or otherwise cause such payment or performance, up to the Maximum Amount, to be made within ten (10) business days after the receipt by the Guarantor of written notice from the Company of such default under the Merger Agreement.  A payment demand shall be in writing and shall reasonably specify what amount Acquiror or Merger Sub has failed to pay, and an explanation of why such payment is due, with a specific statement that the Company is calling upon the Guarantor to pay under this Guaranty.

The obligation of the Guarantor hereunder is limited to its guarantee of the payment obligations and the timely performance when required of all other obligations of Acquiror and Merger Sub (if any) to the Company under the Merger Agreement and shall in no way require the payment by the Guarantor of an amount in excess of the Maximum Amount, as provided above in the second paragraph of this Guaranty.  All sums payable by the Guarantor hereunder shall be made in immediately available funds.  Upon payment or performance of the Obligations owing to the Company, the Guarantor shall be subrogated to the rights of the Company against Acquiror and Merger Sub, and the Company agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation.  However, the Guarantor may not exercise any right of subrogation as to Acquiror and Merger Sub until the Obligations are paid and performed in full.

This Guaranty shall terminate and be of no further force and effect and no party may attempt to enforce any rights hereunder upon and after the earliest to occur of (1) the Effective Time (as such term is defined in the Merger Agreement); (2) termination of the Merger Agreement by mutual written consent pursuant to Section 8.1(a) thereof; or (3) termination of the Merger Agreement on or after September 30, 2006 pursuant to Section 8.1(b) of the Merger Agreement.

This Guaranty shall apply in all respects to successors of the Guarantor and permitted assigns and inure to the Company and its permitted assigns.  No party may assign its rights and obligations hereunder (directly or indirectly) without the prior written consent of the other party hereto.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

No amendment or waiver of any provision of this Guaranty shall be effective unless the same shall be in writing and signed by the Company and the Guarantor.  No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

This Guaranty contains the entire agreement of the Guarantor with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.

This Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LBA REALTY FUND II, L.P.

	By:	LBA Management Company II, LLC, its general partner

By: LBA Realty LLC, its Manager

By: LBA, Inc., its Manager

By:
Name:
Title:

Accepted and Agreed to:

BEDFORD PROPERTY INVESTORS, INC.

By:
Name:
Title: